Exhibit 3.1

INTELICOAT TECHNOLOGIES IMAGE PRODUCTS MATTHEWS LLC

A Delaware Limited Liability Company

________________________

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of May 14, 2013

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Exhibit 3.1

TABLE OF CONTENTS
Page
ARTICLE I        1
DEFINITIONS    1
1.1    Definitions    1
1.2    Other Definitions    4
1.3    Construction    5
1.4    Including    5
ARTICLE II        5
ORGANIZATION    5
2.1    Formation    5
2.2    Name    5
2.3    Registered Office; Registered Agent; Principal Office; Other Offices    5
2.4    Purposes    6
2.5    Powers of the Company    6
2.6    Foreign Qualification    7
2.7    Term    8
2.8    No State-Law Partnership    8
ARTICLE III        8
MEMBERSHIP; CAPITAL CONTRIBUTIONS; ADDITIONAL INTERESTS    8
3.1    Members    8
3.2    No Liability of Members    9
3.3    Initial Capital Contributions    9
3.4    Issuance of Additional Interests; Additional Members    10
3.5    Certification of Units    10
ARTICLE IV        10
CAPITAL ACCOUNTS    10
4.1    Establishment and Determination of Capital Accounts    10
4.2    Computation of Amounts    11
4.3    Negative Capital Accounts    11
4.4    Company Capital    12
4.5    Adjustments to Book Value    12
ARTICLE V        12
DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES    12
5.1    Generally    12
5.2    Distributions    12
5.3    Allocation of Profits and Losses    12
5.4    Regulatory and Special Allocations    13
5.5    Tax Distributions    13
5.6    In-Kind Distributions    14
5.7    Tax Allocations; Code Section 704(c)    14
5.8    Reimbursement of Expenses    15
ARTICLE VI        15

Exhibit 3.1

MANAGEMENT    15
6.1    The Managing Member; Delegation of Authority and Duties    15
6.2    Officers    16
ARTICLE VII        17
EXCULPATION AND INDEMNIFICATION    17
7.1    Performance of Duties; No Liability of Member, Managing Member and
Officers    17
7.2    Competing Activities    18
7.3    Transactions Between the Company and the Members    18
7.4    Right to Indemnification from the Company    18
7.5    Advance Payment    18
7.6    Indemnification of Employees and Agents    19
7.7    Nonexclusivity of Rights    19
7.8    Insurance    19
7.9    Savings Clause    19
ARTICLE VIII    19
TAXES        19
8.1    Tax Returns    19
8.2    Tax Matters Member    20
ARTICLE IX        20
BOOKS, REPORTS AND COMPANY FUNDS    20
9.1    Maintenance of Books    20
9.2    Member Tax Information    20
9.3    Company Funds    20
ARTICLE X        20
TRANSFERS AND OTHER EVENTS    20
10.1    Assignment by Members    20
10.2    Legend    21
10.3    Other Limitations    22
10.4    Effective Date    22
10.5    Effect of Incapacity    22
10.6    Change in Business Form    22
ARTICLE XI        22
DISSOLUTION, LIQUIDATION AND TERMINATION    22
11.1    Dissolution    22
11.2    Liquidation and Termination    23
11.3    Cancellation of Certificate    24
ARTICLE XII        24
GENERAL/MISCELLANEOUS PROVISIONS    24
12.1    Offset    24
12.2    Power of Attorney    24
12.3    Notices    25
12.4    Entire Agreement    25

Exhibit 3.1

12.5    Effect of Waiver or Consent    25
12.6    Amendment or Modification    25
12.7    Binding Effect    26
12.8    Governing Law; Severability    26
12.9    Further Assurances    27
12.10    Waiver of Certain Rights    27
12.11    Indemnification and Reimbursement by a Holder    27
12.12    Notice to Members of Provisions    28
12.13    Counterparts    28
12.14    Consent to Jurisdiction    28
12.15    Headings    28
12.16    Remedies    28
12.17    Understanding Among the Holders    28
12.18    Severability    29
12.19    Third Party Beneficiaries    29

Exhibit 3.1

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
INTELICOAT TECHNOLOGIES IMAGE PRODUCTS MATTHEWS LLC
A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Intelicoat Technologies Image Products Matthews LLC (the “Company”), dated as of May 14, 2013, is adopted, and executed and agreed to, for good and valuable consideration, by the Members, and each other Person who becomes a Member in accordance with the terms of this Agreement.

WHEREAS, the Company has been formed as a limited liability company pursuant to the Act by the filing of a Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on May 10, 2002; and

WHEREAS, the Members entered into that certain Limited Liability Company Agreement, dated as of June 19, 2002 (the “Initial Agreement”) to set forth, among other things, their respective rights and obligations as Members; and

WHEREAS, Schedule A to the Initial Agreement was amended in 2007 to reflect the purchase by Exopack Advanced Coatings, LLC of all of the outstanding Units of the Company; and

WHEREAS, pursuant to Section 12.6 of the Initial Agreement, the Managing Member and the Members desire to amend and restate the terms and provisions contained in the Initial Agreement by entering into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Members hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Title 6, Sections 18-101, et seq., and any successor statute, as amended from time to time.

“Affiliate” of, or a Person “Affiliated” with, a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, where control means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

Exhibit 3.1

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time in accordance herewith.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)—(g).

“Capital Contribution” means the aggregate amount of cash, cash equivalents, promissory obligations, or Fair Market Value of any other property contributed by a Member to the Company pursuant to Article III as of the date in question, as shown opposite such Member’s name on Schedule A, as the same may be amended from time to time in accordance herewith.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time, in effect as of the date hereof. The Managing Member may, in its sole discretion, treat any amendment to the Code as having been in effect as of the date hereof, provided that such amendment does not result in a material change in the rights or obligations of any Member under this Agreement.

“Company” means the Delaware limited liability company formed pursuant to the Certificate and this Agreement.

“Distribution” means each distribution made by the Company to a Holder, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following shall be a Distribution: any recapitalization or exchange of securities of the Company, and any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the fair market value of any Units or any other property, as reasonably determined by the Managing Member.

“Fiscal Year” of the Company means the calendar year.

“Holder” means a holder of Units.

“Incapacity” or “Incapacitated” means (a) with respect to a natural person, the bankruptcy, death, incompetency or insanity of such individual and (b) with respect to any other Person, the bankruptcy, liquidation, dissolution or termination of such Person.

“Losses” means items of Company loss and deduction determined according to Section 4.2.

Exhibit 3.1

“Majority Members” at any time means the Members holding a majority of the Units then outstanding.

“Member” means each Person identified on Schedule A hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company. Notwithstanding any provision of this Agreement to the contrary, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement. Reference to a “Member” means any one of the Members.

“Membership Interest” means a Member’s interest in the Company, including such Member’s economic interest and right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act.

“Officer” means each person designated as an officer of the Company pursuant to Section 6.2 for so long as such person remains an officer pursuant to the provisions of Section 6.2.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by J.P. Morgan Chase or successor thereto as its “Prime Rate.”

“Profits” means items of Company income and gain determined according to Section 4.2.

“Public Offering” means any underwritten sale of common equity securities pursuant to an effective registration statement under the Securities Act filed with the SEC on Forms S-1, S-2 or S-3 (or any successor forms adopted by the SEC).

“SEC” means the Securities and Exchange Commission or any successor agency thereto that administers the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled,

Exhibit 3.1

directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership, or other similar, ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Tax Distribution” means, with respect to a Holder, any distribution made with respect to such Unit pursuant to Section 5.5(a).

“Taxable Year” means the Company’s taxable year ending December 31 (or part thereof, in the case of the Company’s last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Managing Member.

“Transfer” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance or the acts thereof (other than a collateral assignment, mortgage, pledge or grant of a security interest to one or more Persons (or one or more representatives or agents thereof) which are lenders to the Company) of all or any portion of a Membership Interest, Unit, Unit Equivalent or warrants, options or other rights to acquire Membership Interests or other interests in the Company.

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect on the date hereof. The Managing Member may, in its sole discretion, treat any amendment to such Treasury Regulations as having been in effect on the date hereof, provided that such amendment does not result in a material change in the rights or obligations of any Member under this Agreement.

“Units” means, as of a given date, the Units representing a fractional part of the Membership Interests of the Holders and having the rights and obligations specified with respect to Units in this Agreement.

“Unit Equivalents” means (without duplication with any Units or other Unit Equivalents) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Units or securities exercisable for or convertible or exchangeable into Units, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

1.2    Other Definitions. The terms set forth below are defined on the following pages of this Agreement:

Exhibit 3.1

Additional Interests    10
Capital Account    10
Certificate        1
Certificated Interests    21
Company        1
Expense        18
Indemnifying Holder    27
Initial Agreement    1
Managing Member    15
Proceeding        18
Regulatory Allocations    13
Tax Matters Member    20

1.3    Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter and the singular number includes the plural number and vice versa. Except as otherwise noted, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

1.4    Including. Reference in this Agreement to “including,” “includes” and “include” shall be deemed to be followed by “without limitation.”

ARTICLE II
ORGANIZATION

2.1    Formation. The Company has been organized as a Delaware limited liability company by the execution and filing of the Certificate by an authorized person (within the meaning of the Act), under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2    Name. The name of the Company is “Intelicoat Technologies Image Products Matthews LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member may select from time to time.

2.3    Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law. The

Exhibit 3.1

principal office of the Company shall be at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Managing Member may designate from time to time.

2.4    Purposes. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized pursuant to the Act.

2.5    Powers of the Company.

(a)    Power and Authority. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.4, including the power:

(i)    to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(ii)    to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(iii)    to enter into, perform and carry out contracts of any kind, including contracts with any Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

(iv)    to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or

Exhibit 3.1

individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(v)    to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(vi)    to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(vii)    to appoint employees and agents of the Company and define their duties and fix their compensation;

(viii)    to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(ix)    to cease its activities and cancel its Certificate;

(x)    to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(xi)    to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its Subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(xii)    to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(xiii)    to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

(b)    Managing Member. Subject to the provisions of this Agreement, (i) the Company and the Managing Member on behalf of the Company, may enter into and perform any and all documents, agreements and instruments contemplated or permitted hereby, all without any further act, vote or approval of any Member and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document, agreement or instrument on behalf of the Company.

2.6    Foreign Qualification. The Managing Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability

Exhibit 3.1

company in any jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Managing Member, such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Managing Member may and, at the request of the Managing Member or any Officer, each Member shall, execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.7    Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall continue in existence until dissolution as determined under Section 11.1.

2.8    No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer, for any purposes other than federal income and, if applicable, state income or franchise tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal income tax purposes and, if applicable, state income or franchise tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III
MEMBERSHIP; CAPITAL CONTRIBUTIONS; ADDITIONAL INTERESTS

3.1    Members.

(a)    Names, etc. Subject to the following sentence, the names, residence, business or mailing addresses, Capital Contributions and the Units of the Members are set forth on Schedule A, as such Schedule shall be amended from time to time in accordance with the terms of this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended from time to time in accordance with the terms of this Agreement as in effect. Each Person listed on Schedule A, upon (i) his or its execution of this Agreement or counterpart thereof which has been duly executed by the Managing Member on behalf of the Company and (ii) receipt (or deemed receipt) of such Person’s Capital Contribution as set forth on Schedule A, is hereby admitted to the Company as a Member of the Company.

(b)    Loans by Members. No Member, as such, shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or by this Agreement. Any Member may, with the approval of the Managing Member, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.

Exhibit 3.1

(c)    Representations and Warranties of Members. Each Member hereby represents and warrants and acknowledges that: (i) such Member (A) is an “accredited investor” (within the meaning of Rule 501(a) promulgated by the SEC) or (B) by reason of his or its business and financial experience, and the business and financial experience of those retained by it to advise it with respect to its investment in the Units being purchased hereunder, it, together with such advisors, has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iii) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (iv) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (v) the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound and (vi) this Agreement is valid, binding and enforceable against such Member in accordance with its terms.

3.2    No Liability of Members.

(a)    No Liability. Except as otherwise required by applicable law, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member or Managing Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member shall be liable only to make such Member’s Capital Contribution to the Company and the other payments provided expressly herein. Other than the Managing Member in its capacity as the Managing Member, no Member in its capacity as a Member shall have any power to represent, act for, sign for or bind the Company.

(b)    Distribution. In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding

Exhibit 3.1

the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member).

3.3    Initial Capital Contributions. Each Member shall make a Capital Contribution to the Company in cash in the amount set forth opposite such Member’s name on Schedule A hereto. Upon receipt of the Capital Contribution set forth opposite such Member’s name on Schedule A, each Member shall be deemed to own the number set forth opposite such Member’s name on Schedule A of Units of the class or classes set forth opposite such Member’s name thereon.

3.4    Issuance of Additional Interests; Additional Members.

(a)    Additional Interests. Subject to the provisions of this Agreement, the Managing Member shall have the right to cause the Company to issue or sell to any Person (including Members and Affiliates of Members) any of the following (which for purposes of this Agreement shall be “Additional Interests”): (i) additional Membership Interests or other interests in the Company (including new classes or series thereof having different rights); (ii) obligations, evidences of indebtedness or other securities or interests convertible into or exchangeable for Membership Interests or other interests in the Company; and (iii) Unit Equivalents or warrants, options or other rights to purchase or otherwise acquire Membership Interests or other interests in the Company. The Managing Member shall determine the terms and conditions governing the issuance of such Additional Interests, including the number and designation of such Additional Interests, the preference (with respect to distributions, in liquidation or otherwise) over any other Membership Interests and any required contributions in connection therewith.

(b )    Additional Members and Interests. In order for a Person to be admitted as a Member of the Company with respect to an Additional Interest: (i) such Person shall have delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Managing Member determines to be necessary or appropriate in connection with the issuance of such Additional Interest to such Person or to effect such Person’s admission as a Member; and (ii) the Managing Member or an authorized Officer shall amend Schedule A without the further vote, act or consent of any other Person to reflect such new Person as a Member. Upon the amendment of Schedule A, such Person shall be deemed to have been admitted as a Member and shall be listed as such on the books and records of the Company and thereupon shall be issued his or its Membership Interest. If an Additional Interest will be issued to an existing Member, the Managing Member or an authorized Officer shall amend Schedule A without the further vote, act or consent or any other Person to reflect the issuance of such Additional Interest and, upon the amendment of such Schedule A, such Member shall be issued his or its Additional Interest.

3.5    Certification of Units. The Company may in its discretion issue certificates to the Members representing the Membership Interest held by each Member.

Exhibit 3.1

ARTICLE IV
CAPITAL ACCOUNTS

4.1    Establishment and Determination of Capital Accounts. A capital account (“Capital Account”) shall be established for each Member on the books of the Company initially reflecting an amount equal to such Member’s initial Capital Contribution pursuant to Section 3.3. Each Holder’s Capital Account shall be (a) increased by any additional Capital Contributions made by such Holder pursuant to the terms of this Agreement and such Holder’s share of Profits and any other items of income and gain allocated to such Holder pursuant to Article V, (b) decreased by such Holder’s share of Losses and any other deduction allocated to such Holder pursuant to Article V and any distributions to such Holder of cash or the Fair Market Value of any other property (net of liabilities assumed by such Holder and liabilities to which such property is subject) distributed to such Holder and (c) adjusted as otherwise required by the Code and the regulations thereunder, including but not limited to, the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Any references in this Agreement to the Capital Account of a Holder shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above. A transferee of a Membership Interest shall succeed to the Capital Account relating to the Membership Interest transferred.

4.2    Computation of Amounts. For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:

(a)    The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(b)    If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(c)    Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(d)    Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section l.704-1(b)(2)(iv)(g).

Exhibit 3.1

(e)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

4.3    Negative Capital Accounts. No Holder shall be required to pay to the Company or any other Holder any deficit or negative balance which may exist from time to time in such Holder’s Capital Account.

4.4    Company Capital.

(a)    No Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account, and no Member shall have any right (i) to demand the return of such Member’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article XI hereof, or (ii) to cause a partition of the Company’s assets.

(b)    No Holder shall be paid interest on such Holder’s Capital Account, and no Holder shall have any right (i) to demand a distribution from the Company (whether upon resignation, withdrawal or otherwise), except upon dissolution of the Company pursuant to Article XI hereof, or (ii) to cause a partition of the Company’s assets.

4.5    Adjustments to Book Value. The Company shall adjust the Book Value of its assets to Fair Market Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) in connection with the issuance of Units in the Company or other event described in such Treasury Regulation, unless the Managing Member determines that no such adjustment should be made. Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Members under Section 5.3 (determined immediately prior to the issuance of the new Units).

ARTICLE V
DISTRIBUTIONS; ALLOCATIONS OF
PROFITS AND LOSSES

5.1    Generally. Subject to the provisions of Section 18-607 of the Act, Sections 5.2 (distributions), Section 5.3 (allocation of Profits and Losses) and Section 5.5 (tax distributions), the Managing Member shall have sole discretion regarding the amounts and timing of distributions to Holders, in each case subject to the payment to third parties of such funds as it deems necessary with respect to the reasonable business needs of the Company which shall include the payment or the making of provision for the payment when due of the Company’s obligations, including the payment of any management or administrative fees and expenses or any other obligations.

Exhibit 3.1

5.2    Distributions. Subject to Section 5.5, Distributions shall be made when and as declared by the Managing Member to the Holders of the outstanding Units (ratably among such Holders based upon the number of Units held by each such Holder immediately prior to such Distribution).

5.3    Allocation of Profits and Losses. For each Fiscal Year of the Company, after adjusting each Holder’s Capital Account for all Capital Contributions and Distributions during such Fiscal Year and all special allocations pursuant to Section 5.4 with respect to such Fiscal Year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 5.4) shall be allocated to the Holders’ Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Holder (which may be either a positive or negative balance) shall be equal to (a) the amount which would be distributed to such Holder, determined as if the Company were to liquidate all of its assets for the Book Value thereof and distribute the proceeds thereof pursuant to Section 11.2 hereof, minus (b) the amount, if any, which such Holder is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year.

5.4    Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.3:

(a)    If any Holder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be specially allocated to such Holder in an amount and manner sufficient to eliminate the adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) created by such adjustments, allocations or distributions as quickly as possible. This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b)    The allocations set forth in paragraph (a) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Holders so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are expected to be made in the future) to each Holder shall be equal to the net amount that would have been allocated to such Holder if the Regulatory Allocations had not occurred.

5.5    Tax Distributions.

(a)    Notwithstanding Section 5.1 above, so long as the Managing Member has not determined in good faith that such distribution would be prohibited or create a default or event of default under the Act or any agreement to which the Company is subject, then,

Exhibit 3.1

to the extent of available cash (as determined by the Managing Member in its sole discretion) the Managing Member shall cause the Company to distribute to the Holders with respect to each fiscal quarter of the Company an amount of cash which in the good faith judgment of the Managing Member equals (i) the amount of taxable income allocable to the Holders in respect of such fiscal quarter, multiplied by (ii) a rate to be determined at the time of such distribution by the Managing Member, with such distribution to be made to the Holders in the same proportions that taxable income was allocated to the Holders during such fiscal quarter.

(b) Each distribution pursuant to Section 5.5(a) shall be made to the Persons shown on the Company’s books and records as Holders as of the date of such distribution.

5.6    In-Kind Distributions. At any time, and from time to time, the Company may distribute to its Members securities or other property held by the Company; provided that any such Distribution shall not satisfy any of the Company’s obligations pursuant to Section 5.5. In any Distribution pursuant to this Section 5.6, the property so distributed will be distributed among the Members in the same proportions as cash equal to the Fair Market Value of such property (as determined in the reasonable good faith judgment of the Managing Member) would be distributed among the Members pursuant to Section 5.2. The Managing Member may require as a condition of distribution of securities hereunder that the Members execute and deliver such documents as the Managing Member may deem necessary or appropriate to ensure compliance with all federal and state securities laws which apply to such Distribution and any further transfer of the distributed securities, and may appropriately legend the certificates which represent such securities to reflect any restriction on transfer with respect to such laws.

5.7    Tax Allocations; Code Section 704(c).

(a)    The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Holders in accordance with the allocation of such income, gains, losses, deductions and expenses among the Holders for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Holders for tax purposes to the extent permitted by the Code and other applicable law so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)    In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value at the time of contribution.

Exhibit 3.1

(c)    If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)    Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Holders according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704- 1 (b)(4)(ii).

(e)    Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 5.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Holder’s Capital Account or share of profits, losses, other items or distributions pursuant to any provisions of this Agreement.

5.8    Reimbursement of Expenses. The Company shall pay (or shall cause one of its Subsidiaries to pay) all reasonable out-of-pocket fees and expenses incurred by or on behalf of the Managing Member in connection with the formation of the Company.

ARTICLE VI
MANAGEMENT

6.1    The Managing Member; Delegation of Authority and Duties.

(a)    Members and Managing Member. Except as otherwise required by the Act, the business and affairs of the Company shall be managed by or under the direction of a “Manager” (as that term is defined in the Act) who shall be a Member (the “Managing Member”). The Managing Member of the Company shall be appointed from time to time by separate resolutions adopted by the Members. Except as otherwise expressly provided for in this Agreement, the Members hereby consent to the exercise by the Managing Member of all such powers and rights conferred on it by the Act with respect to the management and control of the Company. Notwithstanding the foregoing and except as explicitly set forth in this Agreement, if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Managing Member, the Members agree that they shall be deemed to have consented to or approved such act or voted on such matter in accordance with the determination of the Managing Member on such act or matter. With the exception of the Managing Member, no Member, in his or its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company. The Managing Member shall devote such time and effort to the affairs of the Company as he or it may deem appropriate for the oversight of the management and

Exhibit 3.1

affairs of the Company. Without limiting the generality of the foregoing, all matters concerning (i) the allocation and distribution of Profits and Losses, and the return of capital among the Holders, including the taxes thereon, and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Managing Member, whose determination shall be final and conclusive as to all the Holders.

(b)    Delegation by Managing Member. The Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a written agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including, without limitation, any Member or Officer) to enter into and perform under any document on behalf of the Company.

(c)    Resignation; Assignment. The Managing Member may resign by delivering his or its written resignation to the Company. Such resignation shall be effective immediately upon receipt of such resignation by the Company unless some later time is specified in such resignation. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The Managing Member may assign its rights and obligations under this Agreement at its discretion to any other Member.

(d)    Removal. Any Managing Member may be removed only by the Majority Members.

(e)    Vacancy. If a vacancy in the position of Managing Member should for any reason occur, a replacement Managing Member shall be appointed by the Majority Members.

(f)    Committees. The Managing Member may, from time to time, designate one or more committees. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Managing Member, shall have and may exercise any or all of the authority of the Managing Member. At every meeting of any such committee, the presence of a majority of all the representatives thereof shall constitute a quorum, and the affirmative vote of a majority of the representatives present shall be necessary for the adoption of any resolution. The Managing Member may dissolve any committee at any time.

6.2    Officers.

(a)    Designation and Appointment. The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business, including employees, agents and other Persons (any of whom may

Exhibit 3.1

be a Member) who may be designated as Officers of the Company, with titles including but not limited to “chief executive officer,” “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “assistant secretary,” “general manager,” “director” and “chief financial officer,” as and to the extent authorized by the Managing Member. The Officers of the Company shall be appointed from time to time by separate resolutions adopted by the Managing Member. Any number of offices may be held by the same person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Managing Member may, from time to time, delegate to them; provided that in the absence of an express delegation of authority and duties, such persons shall have the authority and duties normally associated with such offices in respect of corporations formed pursuant to the Delaware General Corporation Law. Notwithstanding the foregoing, no Officer shall have the authority to approve any actions of any Subsidiary which requires the approval of the Company in its capacity as a shareholder of such Subsidiary without the express authorization of the Managing Member. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member.

(b)    Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, at any time by the Managing Member. Designation of an Officer shall not of itself create any contractual or employment rights.

(c)    Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

ARTICLE VII
EXCULPATION AND INDEMNIFICATION

7.1    Performance of Duties; No Liability of Member, Managing Member and Officers. No Member (including the Managing Member) shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other written agreements. No Member (including the Managing Member) or Officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or to any Member, unless the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member, Managing Member or Officer in question or, in the case

Exhibit 3.1

of an Officer, breach of such Person’s duties pursuant to Section 6.2(c). In performing such Person’s duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Holders might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, the Managing Member or any committee of the Managing Member; or any other Person who has been selected with reasonable care by or on behalf of the Company, the Managing Member or any committee of the Managing Member in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Member (including the Managing Member) or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, the Managing Member or Officer of the Company or any combination of the foregoing.

7.2    Competing Activities. Subject to the other express provisions of this Agreement and any other agreements with the Company, the Managing Member, each Member and each Officer of the Company at any time and from time to time may engage in and own interests in other business ventures of any type and description, independently or with others (including business ventures in competition with the Company).

7.3    Transactions Between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members (including the Managing Member) or their Affiliates may engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is approved by the Managing Member.

7.4    Right to Indemnification from the Company. Subject to the limitations and conditions as provided in this Article VII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Managing Member, Member or Officer shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such

Exhibit 3.1

Person in connection with such Proceeding, appeal, inquiry or investigation (for purposes of this Section 7.4, each an “Expense”), unless and to the extent that such Expense shall have been the result of gross negligence, fraud or intentional misconduct by such Person, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

7.5    Advance Payment. The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person (other than the Managing Member or an Officer of the Company or any of its Subsidiaries thereof in respect of claims by the Company or any of its Subsidiaries thereof against the Managing Member or such Officer in the Managing Member’s or such Officer’s capacity as such) of the type entitled to be indemnified under Section 7.4 who was, is or is threatened to be, made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification under Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

7.6    Indemnification of Employees and Agents. The Company, at the direction of the Managing Member, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Section 7.4 and Section 7.5.

7.7    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right that a Member, Officer or other Person indemnified pursuant to this Article VII may have or hereafter acquire under any law (common or statutory) or provision of this Agreement.

7.8    Insurance. The Company may, but shall not be obligated to, purchase and maintain insurance, at its expense, to protect itself and any Member, Managing Member, Officer or agent of the Company who is or was serving at the request of the Company as a Managing Member, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

Exhibit 3.1

7.9    Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VIII
TAXES

8.1    Tax Returns. The Company shall cause to be prepared and filed all necessary federal, foreign, state and local income tax returns for the Company, and shall make any elections the Managing Member may deem appropriate and in the best interests of the Members. Each Member shall furnish to the Company all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

8.2    Tax Matters Member. The Managing Member shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause each other Member (so long as he is a Member) to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as the Managing Member deems necessary or advisable.

ARTICLE IX
BOOKS, REPORTS AND COMPANY FUNDS

9.1    Maintenance of Books. The Company shall keep books and records of accounts in accordance with United States generally accepted accounting principles and shall keep minutes of the proceedings of its Members. The Fiscal Year shall be the accounting year of the Company for financial reporting purposes.

9.2    Member Tax Information. Within 120 days after the end of each Taxable Year, the Company shall deliver to each Person who was a Member at any time during such Taxable Year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal, state and local income tax returns, including a statement showing such Member’s share of income, gain or loss, expense and credits for such Taxable Year for federal income tax purposes. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) shall be paid by such Member, and if paid by the Company, shall be recoverable from such Member pursuant to Section 12.11; provided, however, that this sentence shall not be construed to prevent the operation of Section 5.5 (tax distributions).

Exhibit 3.1

9.3    Company Funds. The Company shall not commingle the Company’s funds with the funds of any Member or the funds of any Affiliate of any Member.

ARTICLE X
TRANSFERS AND OTHER EVENTS

10.1    Assignment by Members.

(a)    A Holder may not sell, assign, transfer, pledge, mortgage or otherwise dispose of all or any part of such Person’s Units or other interest in the Company unless the Managing Member shall have consented at its sole discretion to such transfer or assignment in writing, except for a transfer of all or any part of such interest (i) to such Person’s estate, heirs or beneficiaries upon such Person’s death, (ii) to any trust, partnership or other entity established for the sole benefit of such Person’s heirs or beneficiaries, or (iii) to any guardian or conservator appointed for such Person’s estate upon such Person’s disability.

(b)    Notwithstanding the foregoing, a Member may not Transfer its Units to an Affiliate of such Member without the consent of the Managing Member which consent shall not be unreasonably withheld in the case of a Transfer by a Member of all of its Units to an Affiliate of such Member; provided it shall be reasonable for the Managing Member to withhold its consent to a transfer to a direct or indirect competitor of the Company or its Affiliates.

(c)    As a condition to any transfer or assignment of a Holder’s Units (including a transfer not requiring the consent of the Managing Member), the transferor and the transferee shall provide such legal opinions and documentation as the Managing Member may request in its sole discretion.

(d)    Any substitute Member admitted to the Company with the consent of the Managing Member shall succeed to all rights and be subject to all the obligations of the transferring or assigning Member with respect to the Units to which such Member was substituted. The Managing Member or an authorized Officer may modify Schedule A attached hereto to reflect such admittance of any substitute Members.

(e)    The transferor and transferee of any Holder’s Units shall be jointly and severally obligated to reimburse the Managing Member and the Company for all reasonable expenses (including attorneys’ fees and expenses) of any transfer or proposed transfer of a Holder’s Units, whether or not consummated.

(f)    The transferee of any Holder’s Units shall be treated as having made all of the Capital Contributions made by, and received all of the distributions received by, the transferor of such Units.

Exhibit 3.1

(g)    Notwithstanding any other provision of this Agreement, no transfer of any Units in the Company shall be permitted if such transfer would (i) unless the Managing Member otherwise consents in its sole discretion, cause the Company to have more than 100 members, as determined for purposes of Treasury Regulation Section 1.7704-1(h), (ii) cause the Company to be treated as a publicly traded Company within the meaning of Code Section 7704 and Treasury Regulation Section 1.7704-1 or (iii) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA.

(h)    Any sale, assignment, transfer, pledge, mortgage or other disposition which violates this Section 10.1 shall be void and the purported buyer, assignee, transferee, pledgee, mortgagee, or other recipient shall have no interest in or rights to Company assets, profits, losses or distributions and neither the Members nor the Company shall be required to recognize any such interest or rights.

10.2    Legend. In the event that certificates representing Membership Interests are issued (“Certificated Interests”), such certificates will bear the following legend:

“THE INTEREST REPRESENTED BY THIS CERTIFICATE WAS ORIGINALLY ISSUED AS OF _________________ ___, ____ HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED, GOVERNING THE ISSUER (THE “COMPANY”), BY AND AMONG CERTAIN INVESTORS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

10.3    Other Limitations. In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer shall be permitted or recognized (within the meaning of Treasury Regulation Section 1.7704-1(d)) by the Company or the Members if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

10.4    Effective Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article X shall be deemed effective on such date that the transferee or successor in interest complies with the requirements of this Agreement.

10.5    Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated

Exhibit 3.1

Member shall be deemed to be the assignee of such Member’s Membership Interest and may, subject to the terms and conditions set forth in Section 10.1, become a Member.

10.6    Change in Business Form. The Managing Member may (i) convert the Company into a corporation (by merger or otherwise) or another form of business entity at any time, in which event the terms and conditions contained herein shall be, as closely as possible, adopted by the new entity or (ii) notwithstanding Section 2.8 or anything else in this Agreement to the contrary, make an election to have the Company be treated as a corporation for federal income tax purposes and, if applicable, state income or franchise tax purposes, rather than as a partnership. In connection therewith, the Managing Member may cause a recapitalization, reorganization, incorporation and/or exchange of the Units into securities which, to the extent possible, reflect and are consistent with the Units and Capital Accounts as in effect immediately prior to such transaction as long as the Holders are, as a result of holding such resulting securities, in substantially the same economic position they were in prior to such recapitalization, reorganization, incorporation or exchange, determined without regard to any change in economic position attributable to the fact that such securities represent an interest in a corporation or other entity rather than an interest in a limited liability company.

ARTICLE XI
DISSOLUTION, LIQUIDATION AND TERMINATION

11.1    Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(a)     the unanimous vote of the Members;

(b)    resolutions by the Managing Member to dissolve the Company; and

(c)     the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as provided in Section 11.1(c), the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

11.2    Liquidation and Termination. Upon dissolution of the Company, the Managing Member or such other or additional Member or Members as designated by the Managing Member shall act as liquidator(s). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator(s) shall continue to operate the Company properties with all of the power and authority of the Managing Member and Members, subject to the power of the Managing Member to remove and replace such liquidator(s). The steps to be accomplished by the liquidator(s) are as follows:

Exhibit 3.1

(a)    As promptly as possible after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b)    The liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator(s) may reasonably determine).

(c)    All remaining assets of the Company shall be distributed to the Holders in accordance with Section 5.2 hereof by the earlier of (i) the end of the taxable year of the Company during which the liquidation of the Company occurs and (ii) 90 days after the date of the liquidation.

The liquidator(s) shall cause only cash, evidences of indebtedness and other securities to be distributed in any liquidation. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to such Member of its Capital Contribution and a complete distribution to the Member of its interest in the Company and all the Company’s property, and constitutes a compromise to which all Members have consented within the meaning of the Act. The distribution of cash and/or property to a Holder who is not a Member in accordance with the provisions of this Section 11.2 shall constitute a complete distribution to such Holder of its interest in the Company and all of the Company’s property and shall constitute a compromise to which all Holders have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

11.3    Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.1 and take such other actions as may be necessary to terminate the Company.

ARTICLE XII
GENERAL/MISCELLANEOUS PROVISIONS

12.1    Offset. Whenever the Company is to pay any sum to any Holder, any amounts that Holder owes to the Company may be deducted from that sum before payment; provided that the full amount that would otherwise be distributed shall be debited from the Holder’s Capital Account pursuant to Section 4.1.

12.2    Power of Attorney.

Exhibit 3.1

(a)    Each Holder hereby constitutes and appoints the Managing Member, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Managing Member deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Managing Member deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Managing Member deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Holder pursuant to Article X;

(ii)    sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Managing Member, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary (and not inconsistent with the terms of this Agreement), in the reasonable judgment of the Managing Member, to effectuate the terms of this Agreement; and

(iii)    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, Incapacity, dissolution, bankruptcy, insolvency or termination of any Holder and the transfer of all or any portion of his or its Membership Interest and shall extend to such Holder’s heirs, successors, assigns and personal representatives.

12.3    Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, or by facsimile transmission: and a notice, request, or consent given under this Agreement is effective on receipt by the Person who receives it. All notices, requests and consents to be sent to a Member must be sent to or made at the address (or facsimile number) given for that Member on Schedule A, or such other address (or facsimile number) as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Managing Member must be given to the

Exhibit 3.1

Managing Member at the Managing Member’s chief executive offices or, if appointed, the secretary of the Company at the Company’s chief executive offices with a copy to the Managing Member at the Managing Member’s chief executive offices. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

12.4    Entire Agreement. This Agreement and the other written agreements executed as of the date hereof or referred to herein constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto, including the Initial Agreement.

12.5    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.6    Amendment or Modification.

(a)    The Managing Member, without the consent of any Holder, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(i)    a change in the name of the Company or the location of the principal place of business of the Company;

(ii)    the issuance of Additional Interests, and/or the admission, substitution, removal or withdrawal of Members or assignees in accordance with this Agreement;

(iii)    a change that in the Managing Member’s reasonable judgment does not adversely affect any Member in any material respect in its capacity as an owner of Units, and is either (i) necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any United States federal or state agency or judicial authority or contained in any United States federal or state statute, or (ii) required or contemplated by this Agreement;

(iv)    a change that is necessary to prevent the Company from being treated as an association that is taxable as a corporation (except for a change that eliminates the limited liability status of a Member); or

Exhibit 3.1

(v)    a change that in the Managing Member’s reasonable judgment does not adversely affect any Member in any material respect in its capacity as an owner of Units, and (i) cures any ambiguity, or (ii) corrects or supplements any provisions in this Agreement.

(b)    In all other cases this Agreement may be amended upon the consent of the Managing Member and the affirmative vote of the Majority Members; provided that without the consent of each Member directly affected thereby, no amendment shall modify the limited liability of a Member or adversely and disproportionately affect the right or preference of any Member (other than in connection with the issuances of Additional Interests) without the consent of the Members holding a majority of the Membership Interests directly affected thereby.

12.7    Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members, the Managing Member and their respective heirs, legal representatives, successors and permitted assigns.

12.8    Governing Law; Severability. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Act; provided that to the extent the Act is not applicable thereto, the laws of the State of Delaware without giving effect to any choice of law of conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

12.9    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.10    Waiver of Certain Rights. Each Holder irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company or to maintain any action for dissolution (except pursuant to Section 18-802 of the Act) of the Company or for partition of the property of the Company.

12.11    Indemnification and Reimbursement by a Holder. If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a

Exhibit 3.1

Holder’s status or otherwise specifically attributable to a Holder (including, without limitation, federal, foreign, state or local withholding taxes imposed with respect to any issuance of Units or other interest, federal withholding taxes with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.), then such Holder (the “Indemnifying Holder”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Holder, and, at the option of the Managing Member, either:

(a)    promptly upon notification of an obligation to indemnify the Company, the Indemnifying Holder shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Holder’s Capital Account but shall not be treated as a Capital Contribution), or

(b)    the Company shall reduce distributions that would otherwise be made to the Indemnifying Holder, until the Company has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution shall not further reduce the Indemnifying Holder’s Capital Account).

An Indemnifying Holder’s obligation to make contributions to the Company under this Section 12.11 shall survive the termination, dissolution, liquidation and winding up of the Company and, for purposes of this Section 12.11, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Indemnifying Holder under this Section 12.11, including instituting a lawsuit to collect such contribution with interest calculated at Prime Rate plus five percentage points per annum (but not in excess of the highest rate per annum permitted by law).

12.12    Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on the transfer set forth in Article X) and (b) all of the provisions of the Certificate.

12.13    Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

12.14    Consent to Jurisdiction. Each Member irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of Florida and the state courts of the State of Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Member further agrees that service of any process, summons, notice or document by United States certified or registered mail to such Member’s respective address set forth on Schedule A above shall be effective service of process in any action, suit or proceeding in Florida with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

Exhibit 3.1

Each Member irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of Florida or the state courts of the State of Florida, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

12.15    Headings. The headings used in this Agreement are for the purpose of reference only and will not otherwise affect the meaning or interpretation of any provision of this Agreement.

12.16    Remedies. The Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Member may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.

12.17    Understanding Among the Holders. The determination of each Holder to purchase Units has been made by such Person independent of the Managing Member or any other Holder and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been Made or given by the Managing Member, any other Holder or by any agent or employee of any of the foregoing.

12.18    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.19    Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no third party beneficiaries are intended or shall be deemed to be created hereby.

* * * * * *

Exhibit 3.1

IN WITNESS WHEREOF, the Members have executed this Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

MANAGING MEMBER:

EXOPACK ADVANCED COATINGS, LLC

By: __/s/ Jack E. Knott_______________________

Name:    Jack E. Knott

Its:    Chief Executive Officer

Exhibit 3.1

SCHEDULE A
Units

	Units
Member	Number	Capital Contribution
Exopack Advanced Coatings, LLC 3070 Southport Road Spartanburg, SC 29302	1,000,000	$100
Total	1,000,000	$100